Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Buffered Return Optimization Securities linked to the performance of the SPDR® S&P® Homebuilders ETF due October 31, 2014	$6,149,300.00	$838.76

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated February 14, 2012)

UBS AG $6,149,300 Buffered Return Optimization Securities

Linked to the SPDR® S&P® Homebuilders ETF due October 31, 2014

Investment Description

UBS AG Buffered Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to shares of the SPDR® S&P® Homebuilders ETF (the “underlying equity”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 2.00 times the underlying return, up to the maximum gain of 22.61%. If the underlying return is zero or negative but the underlying equity declines by a percentage equal to or less than the 10% buffer amount, UBS will repay the full principal amount at maturity. However, if the underlying return is negative and the underlying equity declines by a percentage more than the 10% buffer amount, UBS will repay less than the full principal amount at maturity resulting in a loss on your investment that is equal to the percentage decline in the price of the underlying equity in excess of the 10% buffer amount. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose up to 90% of your principal amount if the underlying equity declines by more than 10%. The downside market exposure to the underlying equity is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive underlying return up to the maximum gain. If the underlying return is negative, investors may be exposed to the negative underlying return at maturity.

❑

Buffered Downside Market Exposure: If you hold the Securities to maturity and the underlying return is zero or negative, but the underlying equity declines by a percentage equal to or less than the 10% buffer amount, UBS will repay your initial investment in the Securities. However, if the underlying equity declines by a percentage more than the 10% buffer amount, UBS will pay you less than your initial investment, resulting in a loss that is equal to the percentage decline in the underlying equity in excess of the buffer amount. Accordingly, you could lose up to 90% of your initial investment. The downside market exposure to the underlying equity is buffered only at maturity. Any payment on the Securities, including any repayment of your initial investment, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	October 26, 2012
Settlement Date	October 31, 2012
Final Valuation Date*	October 27, 2014
Maturity Date*	October 31, 2014

*	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the Buffered Return Optimization Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY. THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY, SUBJECT TO THE BUFFER AMOUNT, WHICH CAN RESULT IN A LOSS OF UP TO 90% OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-16 OF THE BUFFERED RETURN OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to Buffered Return Optimization Securities linked to shares of the SPDR® S&P® Homebuilders ETF. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Equity	Ticker	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Initial Price	Buffer Amount	CUSIP	ISIN
SPDR® S&P® Homebuilders ETF	XHB	2.00	22.61%	$12.261	$25.52	10%	90269V660	US90269V6609

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Buffered Return Optimization Securities (“Buffered ROS”) product supplement relating to the Securities, dated February 14, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the Buffered ROS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.20	$9.80
Total	$6,149,300.00	$122,986.00	$6,026,314.00

UBS Financial Services Inc. Pricing Supplement dated October 26, 2012	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Buffered ROS product supplement if you so request by calling toll-free 877-387-2275

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Buffered Return Optimization Securities dated February 14, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512058925/d283766d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Buffered Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Buffered ROS product supplement” mean the UBS product supplement, dated February 14, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of losing up to 90% of your initial investment.

♦

You can tolerate a loss of up to 90% of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity, subject to the buffer amount.

♦	You believe the underlying equity will appreciate over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the maximum gain of 22.61%.

♦	You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain of 22.61%.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

♦	You do not seek current income from your investment.

♦	You are willing to hold the Securities to maturity, a term of approximately 2 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of losing up to 90% of your initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦

You cannot tolerate a loss of up to 90% of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying equity, subject to the buffer amount.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and the final price will likely decline below the initial price by a percentage that is more than the buffer amount, or you believe the underlying equity will appreciate over the term of the Securities by more than the maximum gain of 22.61%.

♦	You seek an investment that has unlimited return potential without a cap on appreciation and you are unwilling to invest in the Securities based on the maximum gain of 22.61%.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 2 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-16 of the Buffered ROS product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 2 years.
Underlying Equity	The shares of the SPDR® S&P® Homebuilders ETF.
Maximum Gain	22.61%
Multiplier	2.00
Buffer Amount	10%
Payment at Maturity (per Security)

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$10.00 + [$10.00 × the lesser of:

(2.00 x Underlying Return) and (Maximum Gain)]

If the underlying return is zero or negative, but the underlying equity declines by a percentage equal to or less than the buffer amount, UBS will pay you an amount in cash per Security equal to your principal amount:

$10.00

If the underlying return is negative and the underlying equity declines by a percentage more than the buffer amount, UBS will pay you an amount per Security that is less than your principal amount resulting in a loss on your investment that is equal to the negative underlying return in excess of the buffer amount:

$10.00 + [$10.00 x (Underlying Return + Buffer Amount)]

In this case you could lose up to 90% of your principal amount.

Underlying Return	Final Price – Initial Price Initial Price
Initial Price	$25.52, which is the closing price of the underlying equity on the trade date.
Final Price	The closing price of the underlying equity on the final valuation date.

Investment Timeline

Trade date	The initial price is observed. The maximum gain is set.

Maturity Date

The final price is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$10.00 + [$10.00 × the lesser of:

(2.00 x Underlying Return) and (Maximum Gain)]

If the underlying return is zero or negative, but the underlying equity declines by a percentage equal to or less than the buffer amount, UBS will pay you an amount in cash per Security equal to your principal amount:

$10.00

If the underlying return is negative and the underlying equity declines by a percentage more than the buffer amount, UBS will pay you an amount per Security that is less than your principal amount resulting in a loss on your investment that is equal to the negative underlying return in excess of the buffer amount:

$10.00 + [$10.00 x (Underlying Return + Buffer Amount)]

In this case, you will suffer a loss on your initial investment in an amount equal to the negative underlying return in excess of the buffer amount. Accordingly, you could lose up to 90% of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE SECURITIES DO NOT PAY INTEREST. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT. THE DOWNSIDE MARKET EXPOSURE TO THE UNDERLYING EQUITY IS BUFFERED ONLY AT MATURITY. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF THE ISSUER WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Buffered ROS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily pay the full principal amount of the Securities at maturity. UBS will only repay you the full principal amount of your Securities if the underlying return is equal to or greater than -10% and will only make such payment at maturity. If the underlying return is less than -10%, meaning the underlying equity has declined by a percentage more than the 10% buffer amount, you will lose at least some, and could lose most, of your initial investment in an amount equal to that negative underlying return in excess of the buffer amount. Accordingly, you may lose up to 90% of your initial investment if the underlying equity declines by more than 10%.

♦

Buffered downside market exposure applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity at such time is not below the initial price by a percentage greater than the buffer amount.

♦

The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than 2.00 times the underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum return from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain of 22.61%. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Securities may be less than it would be in a direct investment in the underlying equity.

♦	No interest — You will not receive any periodic interest payments on the Securities.

♦

No dividend payments — You will not receive any dividend payments or other distributions on the underlying equity (and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities).

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the price of the underlying equity will rise above the initial price or that the final price will not decline below the initial price by a percentage more than the buffer amount. The final price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity or the securities constituting the assets of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing up to 90% of your initial investment.

♦

There is no affiliation between UBS and the issuers of the constituent stocks of the underlying equity (the “underlying equity constituent stock issuers”), and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying equity constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity constituent stock issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity or the underlying equity constituent stock issuers. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity constituent stock issuers. The underlying equity constituent stock issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The underlying equity constituent stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — The underlying equity is an exchange traded fund, and although the trading characteristics and valuations of such underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦

Failure of the underlying equity to track the level of the underlying index — The underlying equity is an exchange traded fund. Such underlying equity is designed and intended to track the level of a specific index (an “underlying index”), but various factors, including fees and other transaction costs, may prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity may not be equal to the performance of its underlying index.

♦

Risks associated with the homebuilding industry — The SPDR® S&P® Homebuilders ETF invests in companies whose primary lines of business are directly associated with the residential homebuilding industry. The homebuilding industry is significantly affected by a number of factors including local economic conditions and real estate markets, as well as by weather conditions, natural disasters and geopolitical events. As a result, your investment may be more adversely affected by a single economic, political or regulatory occurrence affecting the homebuilding industry than a different investment linked to a more broadly diversified group of issuers or issuers in a less volatile industry.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any voting rights, dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the price volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on the secondary market price of the Securities — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the price of the underlying equity and, therefore, the market value of the Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price of the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the Buffered ROS product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, or the issuers of securities constituting assets of the underlying equity issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.20 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 8.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and tables below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Investment Term:	Approximately 2 years
Initial Price:	$25.52
Buffer Amount:	10%
Multiplier:	2.00
Maximum Gain:	22.61%
Range of Index Performance:*	75% to -75%

*	The performance range is provided for illustrative purposes only. The actual underlying return may be below -75% and you therefore may lose up to 90% of your investment in the Securities.

Final Price	Underlying Return*	Payment at Maturity	Security Total Return at Maturity
$44.66	75.00%	$12.261	22.61%
$43.38	70.00%	$12.261	22.61%
$42.11	65.00%	$12.261	22.61%
$40.83	60.00%	$12.261	22.61%
$39.56	55.00%	$12.261	22.61%
$38.28	50.00%	$12.261	22.61%
$37.00	45.00%	$12.261	22.61%
$35.73	40.00%	$12.261	22.61%
$34.45	35.00%	$12.261	22.61%
$33.18	30.00%	$12.261	22.61%
$31.90	25.00%	$12.261	22.61%
$30.62	20.00%	$12.261	22.61%
$29.35	15.00%	$12.261	22.61%
$28.41	11.31%	$12.261	22.61%
$28.07	10.00%	$12.000	20.00%
$26.80	5.00%	$11.000	10.00%
$25.52	0.00%	$10.000	0.00%
$24.24	-5.00%	$10.000	0.00%
$22.97	-10.00%	$10.000	0.00%
$21.69	-15.00%	$9.500	-5.00%
$20.42	-20.00%	$9.000	-10.00%
$19.14	-25.00%	$8.500	-15.00%
$17.86	-30.00%	$8.000	-20.00%
$16.59	-35.00%	$7.500	-25.00%
$15.31	-40.00%	$7.000	-30.00%
$14.04	-45.00%	$6.500	-35.00%
$12.76	-50.00%	$6.000	-40.00%
$11.48	-55.00%	$5.500	-45.00%
$10.21	-60.00%	$5.000	-50.00%
$8.93	-65.00%	$4.500	-55.00%
$7.66	-70.00%	$4.000	-60.00%
$6.38	-75.00%	$3.500	-65.00%

Example 1 — On the final valuation date, the underlying equity closes 10% above the initial price. Since the underlying return is positive and when multiplied by the multiplier is less than the maximum gain, UBS will pay you 2.00 × the underlying return, or a 20.00% total return, and the payment at maturity per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 + ($10.00 × 2.00 × 10%) = $10.00 + $2.00 = $12.00

Example 2 — On the final valuation date, the underlying equity closes 35% above the initial price. Since 2.00 × the underlying return of 35% is more than the maximum gain of 22.61%, UBS will pay you the principal amount plus a return equal to the maximum gain of 22.61%, and the payment at maturity is equal to $12.261 per Security.

Example 3 — On the final valuation date, the underlying equity closes 5% below the initial price. Since the underlying return is negative but the 5% decline of the underlying equity is less than the 10% buffer amount, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security.

Example 4 — On the final valuation date, the underlying equity closes 35% below the initial price. Since the underlying return is negative and the 35% decline of the underlying equity is more than the 10% buffer amount by 25%, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$10.00 + ($10.00 × (-35% + 10%)) = $7.50

Accordingly, if the underlying return is less than -10%, meaning the underlying equity declines by more than 10%, UBS will pay you less than the full principal amount resulting in a loss on your investment that is equal to the negative underlying return in excess of the buffer amount. You may lose up to 90% of your principal.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the Buffered ROS product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, subject to the discussion below with respect to “constructive ownership transactions” and “PFICs”, you should generally recognize long-term capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-50 of the product supplement.

A “constructive ownership transaction” includes certain contracts under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying equity). Under the “constructive ownership” rules, if an investment in securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-48 of the Buffered ROS product supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, all or a portion of any gain on the sale or settlement of a Security after one year could be treated as a “constructive ownership transaction.” If such treatment applies, any “Excess Gain” recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income. Moreover, because the U.S. holder does not share in distributions made on the underlying equity, such distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the underlying equity directly. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the underlying equity would be treated as a “passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. In the event that the issuer of any stock owned by the underlying equity were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock is or becomes a passive foreign investment company.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the Buffered ROS product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Pursuant to proposed Treasury regulations, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013 (and pass-thru payments made after December 31, 2016). If the proposed Treasury Department regulations are finalized in their current from, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on January 1, 2013 (and are not materially modified after December 31, 2012). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withhold.

The Issuer and other financial institutions through which payments on the Securities are made may be required to withhold at a rate of up to 30 per cent, on all, or a portion of, payments made after 31 December 2016 in respect of any Securities which are issued (or materially modified) after 31 December 2012 or that are treated as equity for U.S. federal tax purposes whenever issued, pursuant to FATCA.

The Issuer is a foreign financial institution (“FFI”) for the purposes of FATCA. If the Issuer agrees to provide certain information on its account holders pursuant to a FATCA agreement with the IRS (i.e., the Issuer is a “Participating FFI”) then withholding may be triggered if: (i) the Issuer has a positive “pass-thru payment percentage” (as determined under FATCA), (ii) (a) an investor does not provide information sufficient for the relevant Participating FFI to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States Account” of the Issuer, (b) an investor does not consent, where necessary, to have its information disclosed to the IRS or (c) any FFI that is an investor, or through which payment on the Securities is made, is not a Participating FFI.

An investor that is not a Participating FFI that is withheld upon generally will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles the investor to a reduced rate of tax on the payment that was subject to withholding under FATCA, provided the required information is furnished in a timely manner to the IRS.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Non-United States Holders. If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Securities and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status including providing a validly executed IRS form W-8 BEN. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding the underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

Included on the following pages is a brief description of the fund, which is the issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and the first, second and third calendar quarters of 2012. Partial data is provided for the fourth calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the fund with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the fund under the Exchange Act or the Investment Company Act of 1940 (the “Investment Company Act”) can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

SPDR® S&P® Homebuilders ETF

We have derived all information contained in this free writing prospectus regarding the SPDR® S&P® Homebuilders ETF (the “SPDR Homebuilders ETF”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser of the SPDR Homebuilders ETF (the “Adviser”). Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the SPDR Homebuilders ETF. However, UBS has not conducted any independent review or due diligence of any publicly available information regarding the SPDR Homebuilders ETF.

The SPDR Homebuilders ETF is designed to replicate the price and yield performance, before fees and expenses, of the S&P Homebuilders Select IndustryTM Index (the “Index”). The SPDR Homebuilders ETF employs a replication strategy, which means that the SPDR Homebuilders ETF typically invests in substantially all of the securities represented in the Index in approximately the same proportions as the Index. Under normal market conditions, the SPDR Homebuilders ETF generally invests substantially all, but at least 80%, of its total assets in the securities comprising the Index. In addition, the SPDR Homebuilders ETF may invest in equity securities that are not included in the Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by the Adviser).

The Index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P Homebuilders Select Industry Index at any time. The Index represents the homebuilders industry group of the S&P Total Market Index. The Index is one of twenty-five (25) of the S&P Select Industry Indices, each designed to measure the performance of a narrow sub-industry or group of sub-industries determined based on the Global Industry Classification Standards.

As of September 30, 2012, ordinary operating expenses of the SPDR Homebuilders ETF are expected to accrue at an annual rate of 0.35% of the SPDR Homebuilders ETF’s daily net asset value. Expenses of the SPDR Homebuilders ETF reduce the net value of the assets held by the SPDR Homebuilders ETF.

As of September 30, 2012, the SPDR Homebuilders ETF’s five largest company holdings include: The Home Depot, Inc. (3.59%), Lowe’s Companies, Inc. (3.64%), Bed Bath & Beyond Inc. (3.11%), D R Horton, Inc. (3.31%) and Lennar Corporation (3.37%).

Information filed by the SPDR® Series Trust with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940 can be found by reference to its SEC file number: 333-57793 and 811-08839. The SPDR Homebuilders ETF’s website is https://www.spdrs.com/product/fund.seam?ticker=XHB. Shares of the SPDR Homebuilders ETF are listed on the NYSE Arca under ticker symbol ‘‘XHB.’’ Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the SPDR Homebuilders ETF. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the SPDR Homebuilders ETF.

Historical Information

The following table sets forth the quarterly high and low closing price for the SPDR Homebuilders ETF, based on the daily closing price as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the SPDR Homebuilders ETF on October 26, 2012 was $25.52. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$23.36	$15.90	$21.77
4/1/2008	6/30/2008	$24.05	$16.62	$16.62
7/1/2008	9/30/2008	$22.30	$14.72	$19.54
10/1/2008	12/31/2008	$20.00	$8.91	$11.97
1/2/2009	3/31/2009	$13.15	$8.23	$10.62
4/1/2009	6/30/2009	$14.11	$10.88	$11.75
7/1/2009	9/30/2009	$16.47	$10.73	$15.03
10/1/2009	12/31/2009	$15.68	$13.79	$15.11
1/4/2010	3/31/2010	$17.03	$14.98	$16.82
4/1/2010	6/30/2010	$19.64	$14.30	$14.30
7/1/2010	9/30/2010	$15.91	$13.88	$15.81
10/1/2010	12/31/2010	$17.66	$15.40	$17.39
1/3/2011	3/31/2011	$18.73	$17.31	$18.21
4/1/2011	6/30/2011	$19.05	$17.07	$18.05
7/1/2011	9/30/2011	$18.51	$13.17	$13.29
10/3/2011	12/30/2011	$17.25	$12.55	$17.10
1/3/2012	3/30/2012	$21.83	$17.37	$21.33
4/2/2012	6/30/2012	$22.21	$19.06	$21.35
7/2/2012	9/28/2012	$25.93	$20.84	$24.82
10/1/2012*	10/26/2012*	$26.17	$24.62	$25.52

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through October 26, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

The graph below illustrates the performance of the underlying equity from February 7, 2006 through October 26, 2012, based on information from Bloomberg. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.